Exhibit 10.2

EXECUTION VERSION

FAZE CLAN INC.

TERM PROMISSORY NOTE

$10,000,000	March 10, 2022 New York, NY

Subject to the terms and conditions of this term note (this “Note”), for value received, Faze Clan Inc., a Delaware corporation (the “Maker”), hereby promises to pay to B. Riley Principal Commercial Capital, LLC, a Delaware limited liability company (the “Holder”), the principal sum of Ten Million ($10,000,000), together with interest thereon (as set forth below), accruing on and from the date hereof until the entire Balance (as defined below) is paid, at an annual rate equal to seven percent (7.0%), compounded quarterly (the “Interest Rate”). For purposes of this Note, “Balance” means, at the applicable time, the sum of all then outstanding principal and accrued but unpaid interest under this Note.

This Note is issued by the Maker pursuant to that certain Bridge Loan Agreement, dated as of March 10, 2022 (the “Loan Agreement”), entered into by and between the Maker and the Holder, and is subject to, and the Maker and the Holder shall be bound by, all the terms, conditions and provisions of the Loan Agreement. Capitalized terms used herein but not defined herein shall have the respective meanings ascribed to them in the Loan Agreement.

Section 1. Payment. All payments of cash hereunder shall be made in lawful money of the United States of America and in immediately available funds at the principal office of the Holder, or such other place as the Holder may from time to time designate in writing to the Maker. If any payment on this Note becomes due on a date that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest in connection with such payment.

Section 2. Interest. Interest on this Note shall commence accruing on the date of funding of the Term Loan(s) evidenced hereby and shall be computed on the basis of a year, consisting of 365 or 366 days, as applicable, for the actual number of days elapsed and shall be payable in kind on each quarterly payment date (each, an “Interest Date”) with the first Interest Date being March 31, 2022 and, subject to earlier acceleration, redemption or conversion, in cash on the Maturity Date.

Section 3. Prepayment. The Maker may prepay this Note in whole or in part at any time and from time to time, without penalty.

Section 4. Security Interest. Payment of this Note is secured by a security interest in certain property of the Maker pursuant to that certain Pledge and Security Agreement dated as of March 10, 2022.

Section 5. New Note. Upon receipt of evidence reasonably satisfactory to the Maker of the loss, theft, destruction or mutilation of this Note, the Maker will issue a new note, of like tenor and amount and dated the date to which interest has been paid, in lieu of such lost, stolen, destroyed or mutilated Note, and in such event the Holder agrees to indemnify and hold harmless the Maker in respect of any such lost, stolen, destroyed or mutilated Note.

Section 6. Miscellaneous.

(a) No Liability. The Holder agrees that no director, officer or stockholder of the Maker shall have any personal liability for the repayment of this Note.

(b) Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws or choice of laws.

(c) Collection Expenses. The Maker agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys’ fees, incurred by the holder of this Note in endeavoring to enforce its rights and/or collect any amounts payable hereunder which are not paid when due.

(d) Amendment. No failure or delay by the Holder in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Holder hereunder are cumulative and are not exclusive of any rights or remedies that he, she or it would otherwise have. No waiver of any provision of this Note shall in any event be effective unless the same shall be permitted by this Section 9(d), and then such waiver shall be effective only in the specific instance and for the purpose for which given. This Note may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with (and only with) the written consent of the Maker and the Holder. No amendment or waiver of this Note will extend to or affect any obligation, covenant, agreement, or Event of Default not expressly amended or waived or thereby impair any right consequent thereon.

(e)  Waiver. The Maker hereby waives presentment, protest, demand for payment, notice of dishonor, and any and all other notices or demands in connection with the delivery, acceptance, performance, default, or enforcement of this Note.

(f) Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

(g) Notices. Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery or delivery by courier, or four (4) Business Days after deposit in the United States mail, by registered or certified mail, postage prepaid, addressed (i) if to the Maker, as set forth below the Maker’s name on the signature page of this Note, and (ii) if to the Holder, at the Holder’s address as set forth below the Holder’s name on the signature page of this Note, or at such other address as the Maker or the Holder may designate by advance written notice delivered in accordance with the provisions of this Section 9(g) to the other party hereto.

(h) Headings; Interpretation. In this Note, (i) the meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined; (ii) the captions and headings are used only for convenience and are not to be considered in construing or interpreting this Note, and (iii) the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”. All references in this Note, if any, to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

(i) Counterparts; Facsimile Signatures. This Note may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Note by signing any such counterpart. This Note may be executed and delivered by facsimile, or by e-mail in portable document format (.pdf) and delivery of the signature page by such method will be deemed to have the same effect as if the original signature had been delivered to the other party.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Secured Convertible Note Purchase Agreement as of the Effective Date.

COMPANY:

FAZE CLAN INC.

By:
Name:
Title:

Address:	1800 N. Highland Ave., Suite 600
Los Angeles, CA 90028
Attention: Tammy Brandt

[Signature Page to Term Note]

Acknowledged and agreed by Holder:

HOLDER:

B. RILEY PRINCIPAL COMMERCIAL CAPITAL, LLC

By:
Name:	Daniel Shribman
Title:	Chief Information Officer

Address:	11100 Santa Monica Blvd., 8th Floor
Los Angeles, CA 90025
Address:	Mandy Lindly (mlindly@brileyfin.com)
Paul Choi (pchoi@brileyfin.com)

[Signature Page to Term Note]